Exhibit 99.1

Houston American Energy announces
initiation of rig move on CPO 4

Houston, Texas – June 16, 2011 -- Houston American Energy Corp. (NYSE Amex: HUSA), announced today that a drilling rig has been moving on the first location of a series of locations on the CPO 4 Block in Colombia.  As soon as the drilling rig is finished rigging up, the well will commence actual drilling operations.

The first well to be drilled by this drilling rig is the Tamandua #1, and the well will be drilled to a total measured depth of approximately 16,000’ to test numerous potential pay intervals.  If the Tamandua #1 is found to be productive, the drilling rig will be used to put the well on production and then move to the next location.

About Houston American Energy Corp

Based in Houston, Texas, Houston American Energy Corp is an independent energy company with interests in oil and natural gas wells and prospects. The Company's business strategy includes a property mix of producing and non-producing assets with a focus on Colombia, Texas and Louisiana. Additional information can be accessed by reviewing our Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

For additional information, view the company's website at www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.